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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

COOPER INDUSTRIES, LTD.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 18, 2005

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Cooper Industries’ shareholders. The meeting will be held on Tuesday, April 26, 2005, at 11:00 a.m. in the J.P. Morgan Chase Center Auditorium, 601 Travis Street, Houston, Texas.

The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of four directors.

To make it easier for you to vote your shares, we are pleased to offer Internet and telephone voting for registered shareholders. Your proxy card and the Notice of Annual Meeting on the inside cover of this proxy statement describe how to use these services. Please take a moment now to vote your proxy via the Internet, by telephone or by signing and returning your proxy card in the envelope provided, even if you plan to attend the meeting. If you elected to receive your proxy statement electronically, you will not receive a proxy card and must vote via the Internet or by telephone. Your vote is important.

The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.

Sincerely,

H. John Riley, Jr.
Chairman and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

COOPER INDUSTRIES, LTD.
P.O. Box 4446
Houston, Texas 77210

TIME	11:00 a.m. on Tuesday, April 26, 2005.

PLACE	J.P. Morgan Chase Center Auditorium, 601 Travis Street, Houston, Texas. Free parking is available at the J.P. Morgan Chase Center.

ITEMS OF BUSINESS	1.	Elect four directors for the term expiring at the 2008 Annual Meeting of Shareholders.
	2.	Appoint Ernst & Young LLP as independent auditors of Cooper for the year ending December 31, 2005 and authorize the Audit Committee of the Board of Directors to determine their remuneration.
	3.	If presented at the meeting, consider and vote upon a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.
	4.	Consider any other matters to come properly before the meeting or any adjournment thereof.

RECORD DATE	Holders of Class A common shares of record at the close of business on March 1, 2005, may vote at the meeting.

FINANCIAL STATEMENTS	Our audited financial statements for the year ended December 31, 2004, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Form 10-K, which is contained in the Annual Report that you received in this mailing.

VOTING YOUR PROXY	In order to avoid additional soliciting expense to Cooper, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

	1.	CALL 1-877-779-8683 from the U.S. and Canada (this call is free) or 001-201-536-8073 from all other countries to vote by telephone anytime up to 12:00 midnight New York time on April 25, 2005; OR
	2.	GO TO THE WEBSITE: www.eproxyvote.com/cbe to vote over the Internet anytime up to 12:00 midnight New York time on April 25, 2005; OR
	3.	MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

By order of the Board of Directors:

Terrance V. Helz

Associate General Counsel and Secretary

Houston, Texas
March 18, 2005

PROXY STATEMENT

     We have sent you this booklet and proxy card because the Board of Directors of Cooper Industries, Ltd. (“Cooper”) is soliciting your proxy to vote at our 2005 Annual Meeting of Shareholders on April 26, 2005. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper.

QUESTIONS AND ANSWERS

What may I vote on?

•	The election of four nominees to serve on our Board of Directors;

•	The appointment of Ernst & Young LLP as independent auditors of Cooper for the year ending December 31, 2005 and authorization of the Audit Committee of the Board of Directors to determine their remuneration; and

•	If presented, a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

How does the Board recommend I vote on the proposals?

The Board recommends voting:

•	FOR each of the nominees for the Board of Directors;

•	FOR the appointment of Ernst & Young LLP as independent auditors of Cooper; and

•	AGAINST the shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

Who is entitled to vote?

Holders of Class A common shares as of the close of business on March 1, 2005 may vote at the Annual Meeting.

How do I vote?

You may vote your shares by means of a proxy using one of the following three methods of voting:

•	electronically using the Internet,

•	by telephone, or

•	by signing and dating the enclosed proxy card and returning it in the prepaid envelope.

The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the enclosed proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

Can I revoke my proxy card?

Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:

•	filing with Cooper’s Corporate Secretary an instrument revoking your proxy;

•	attending the meeting and giving notice of revocation; or

•	submitting a later-dated proxy by any of the three voting methods described above.

Is my vote confidential?

Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes. We have adopted a confidential voting policy which provides that your vote will not be disclosed except: (1) to respond to written comments on the proxy card; (2) as required by law; or (3) in other limited circumstances, such as a proxy contest in opposition to the Board.

What shares are included on my proxy card?

The shares listed on your proxy card represent ALL of your record shares, including the following, as applicable:

•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by J.P. Morgan Chase Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”); and

•	shares acquired through Cooper’s Employee Stock Purchase Plan that are being held in a book-entry account at EquiServe Trust Company, N.A., Cooper’s transfer agent.

If you do not properly submit your proxy by one of the three methods described above, your             shares (except for CO-SAV) will not be voted. See the question below for an explanation of the voting procedure for CO-SAV shares. If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.

How is Cooper Stock in CO-SAV voted?

If you hold Cooper Class A common shares through CO-SAV, you must instruct the CO-SAV Trustee, J.P. Morgan Chase Bank, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote Class A common shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. CO-SAV votes receive the same confidentiality as all other shares voted.

How many shares can vote?

As of the March 1, 2005 record date, 100,300,497 Class A common shares were issued and outstanding. These are the only securities entitled to vote. Each holder of Class A common shares is entitled to one vote for each share held. Certain wholly-owned subsidiaries of Cooper held 7,556,537 Class A common shares on March 1, 2005. A voting agreement requires that the Class A common shares held by the Cooper subsidiaries will be voted (or abstained from voting) in the same proportion as the Class A common shares held by other shareholders. As a result, the voting of shares held by Cooper subsidiaries does not dilute the voting power of other shareholders. Cooper’s Class B common shares, which are held by a Cooper subsidiary, have no vote on the matters presented at this meeting.

What vote is required for approval?

Provided a quorum is present, the election of a director requires a plurality of the votes cast by shareholders represented in person or by proxy and entitled to vote at the meeting. The appointment of the independent auditors and the approval of the shareholder proposal require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on such matters. Abstentions have the same effect as a vote against the proposal. Broker nonvotes are not counted for purposes of voting, but are counted for purposes of a quorum.

What is a “quorum”?

A “quorum” is a majority of the issued and outstanding Class A common shares. Shareholders may represent their shares by attending the meeting or their shares may be represented at the meeting by proxy. There must be a quorum for the meeting to be held. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then you will be considered part of the quorum.

Who can attend the Annual Meeting?

If you own Cooper shares on March 1, 2005, you may attend the Annual Meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis Street, Suite 5800, Houston, Texas 77002, or bring proof of ownership to the meeting.

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the 2005 Annual Meeting, if any other business is presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.

When are the shareholder proposals for the 2006 Annual Meeting due?

All shareholder proposals must be submitted in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis Street, Suite 5800, Houston, Texas 77002. Any shareholder who intends to present a proposal at the 2006 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 18, 2005, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after February 1, 2006, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2006 Annual Meeting of Shareholders.

What are the costs of this proxy solicitation?

We have retained Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise. We will bear all expenses of solicitation.

COOPER STOCK OWNERSHIP

      As of March 1, 2005, there were 24,240 registered holders of Class A common shares. We know of no person who was the beneficial owner of more than five percent of the outstanding shares of any class of voting securities as of that date, other than the following which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission.

		Amount and
		Nature of
		Beneficial	Percent of
Title and Class	Name and Address of Beneficial Owner	Ownership	Class
Class A common shares	AXA 25 Avenue Matignon 75008 Paris, France	10,344,236(1)	11.15%

Class A common shares	Barrow, Hanley, Mewhinney & Strauss, Inc. 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429	4,659,800(2)	5.02%

Class A common shares	Vanguard Windsor Funds – Vanguard Windsor II Fund 100 Vanguard Boulevard Malvern, PA 19355	4,650,800(3)	5.01%

(1)	Based on Schedule 13G dated February 14, 2005 filed jointly on behalf of AXA Financial, Inc., AXA, and three French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle) as a group. Individually and as a group, the French mutual insurance companies, AXA Financial, Inc. and AXA have sole voting power over 4,718,653 shares, shared voting power over 1,547,506 shares, sole dispositive power over 10,329,690 shares and shared dispositive power over 14,546 shares. The shares are beneficially owned directly by AXA entities or subsidiaries of AXA Financial, Inc. as follows: Alliance Capital Management L.P. – 10,326,654 shares; The Equitable Life Assurance Society of the United States – 259 shares; Advest, Inc. – 14,546 shares; AXA Investment Managers Paris (France) – 2,327 shares; and AXA Rosenberg Investment Management LLC – 450 shares. The addresses of the joint filers are: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, 26 rue Drouot, 75009 Paris, France; and AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104.

(2)	Based on Schedule 13G dated February 8, 2005 filed by Barrow, Hanley, Mewhinney & Strauss, Inc., which has sole voting power over 6,100 shares, shared voting power over 4,653,700 shares and sole dispositive power over 4,659,800 shares.

(3)	Based on Schedule 13G dated February 10, 2005 filed by Vanguard Windsor Funds – Vanguard Windsor II Fund, which has sole voting power over 4,650,800 shares and shared dispositive power over 4,650,800 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

     The Board of Directors has nominated four persons for election as directors in the class whose term will expire in April 2008, or when their successors are elected and qualified. The nominees are: Robert M. Devlin, Linda A. Hill, James J. Postl and H. John Riley, Jr. All of the nominees are directors and members of the class whose term expires at the meeting.

     If any nominee becomes unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors. Following is certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting.

NOMINEES FOR TERMS EXPIRING IN 2008

ROBERT M. DEVLIN Chairman – Management Development and Compensation Committee Member – Executive Committee and Committee on Nominations and Corporate Governance Director since 1997 Age 64	Mr. Devlin is Chairman of Curragh Capital Mr. Devlin is Chairman of Curragh Capital Chairman, President and Chief Executive Officer of American General Corporation (financial services) from 1996 until September 2001. He is also a director of LKQ Corporation.

LINDA A. HILL Member — Audit Committee and Management Development and Compensation Committee Director since 1994 Age 48	Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

JAMES J. POSTL Member – Audit Committee and Committee on Nominations and Corporate Governance Director since 2003 Age 59	Mr. Postl served as President and Chief Executive Officer of Pennzoil Quaker State Company (petroleum products) from May 2000 until October 2002 when he retired. He joined Pennzoil in October 1998 as President and Chief Operating Officer. He is also a director of AutoZone, Inc. and Centex Corporation.

H. JOHN RILEY, JR. Chairman — Executive Committee Director since 1992 Age 64	Mr. Riley is Chairman and Chief Executive Officer of Cooper Industries, Ltd. He was named President and Chief Operating Officer in 1992, Chief Executive Officer in 1995 and Chairman in 1996. He is also a director of The Allstate Corporation and Baker Hughes Incorporated.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2006

IVOR J. EVANS Chairman — Committee on Nominations and Corporate Governance Member — Management Development and Compensation Committee Director since 2003 Age 62	Mr. Evans served as Vice Chairman of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company (rail carrier and transportation) until February 2005 when he retired. He was named Vice Chairman in January 2004 and previously served as President and Chief Operating Officer of Union Pacific Railroad Company since 1998. He also served in various executive positions at Emerson Electric Company from 1990 until 1998. He is also a director of Textron Inc.

KIRK S. HACHIGIAN Director since 2004 Age 45	Mr. Hachigian is President and Chief Operating Officer of Cooper Industries, Ltd. He was named President and Chief Operating Officer in August 2004, Chief Operating Officer in December 2003, Executive Vice President and Chief Operating Officer, Electrical Products in December 2002, and Executive Vice President, Operations in April 2001. He was President and Chief Executive Officer of the Asia Pacific Operations unit of GE Lighting from 1997 to 2001.

JAMES R. WILSON Deputy Chairman Member – Audit Committee and Management Development and Compensation Committee Director since 1997 Age 64	Mr. Wilson served as Chairman, President and Chief Executive Officer of Cordant Technologies Inc. from 1995 until 2000, when he retired. He is also a director of Goodrich Corporation.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2007

STEPHEN G. BUTLER Chairman – Audit Committee Member – Committee on Nominations and Corporate Governance Director since 2002 Age 57	Mr. Butler served as Chairman and Chief Executive of KPMG LLP (accounting firm) from 1996 until June 2002, when he retired. He is also a director of ConAgra Foods, Inc. and Ford Motor Company.

DAN F. SMITH Member — Audit Committee, Executive Committee and Management Development and Compensation Committee Director since 1998 Age 58	Mr. Smith has served as President and Chief Executive Officer of Lyondell Chemical Company (petrochemicals and refining operations) since 1996. Since 1997, he has also served as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar Chemicals, LP. He also has served as the Chief Executive Officer of Millennium Chemicals Inc. since December 1, 2004. Equistar Chemicals, LP and Millennium Chemicals Inc. are wholly owned subsidiaries of Lyondell. He is also a director of Lyondell Chemical Company.

GERALD B. SMITH Member — Audit Committee and Committee on Nominations and Corporate Governance Director since 2000 Age 54	Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment management firm that he founded in 1990. He is also a Trustee of The Charles Schwab Mutual Funds and Chairman of the Audit Committee of Northern Border Partners, L.P.

INFORMATION ABOUT MANAGEMENT AND ORGANIZATION
OF THE BOARD OF DIRECTORS

Executive Officers

     The table below contains certain information as of March 1, 2005 with respect to Cooper’s present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

			Years of	Officer
Name	Position	Age	Service	Since
H. John Riley, Jr.	Chairman and Chief Executive Officer	64	42	1982
Kirk S. Hachigian	President and Chief Operating Officer	45	4	2001
Terry A. Klebe	Senior Vice President and Chief Financial Officer	50	10	1995
Diane K. Schumacher	Senior Vice President, General Counsel and Chief Compliance Officer	51	25	1988
David R. Sheil	Senior Vice President, Human Resources and Chief Administrative Officer	48	19	1996
Richard J. Bajenski	Vice President, Investor Relations	52	23	1998
Thomas E. Briggs	Vice President, Sales and Marketing, Cooper Connection	59	25	2003
Kenneth V. Camarco	Vice President, Business Systems	41	19	2003
Grant L. Gawronski	Vice President, International Operations	42	2	2003
Victoria B. Guennewig	Vice President, Public Affairs	54	6	1999
David T. Gunther	Vice President, Internal Audit	39	2	2003
Terrance V. Helz	Associate General Counsel and Secretary	51	14	2001
Alan J. Hill	Vice President and Treasurer	60	27	1979
E. Daniel Leightman	Vice President, Taxes	64	17	1994
Jeffrey B. Levos	Vice President and Controller	44	5	2000
Brian D. Rayl	Vice President, Personnel	49	7	2003
Robert W. Teets	Vice President, Environmental Affairs and Risk Management	54	27	1993

     All of the executive officers have been employed by Cooper in management positions for more than five years, except Kirk S. Hachigian, Thomas E. Briggs, Grant L. Gawronski and David T. Gunther. Kirk S. Hachigian joined Cooper in 2001 after serving as President and Chief Executive Officer of the Asia Pacific Operations unit of GE Lighting since 1997. Thomas E. Briggs served as President of Cooper B-Line from May 2000 when Cooper acquired B-Line until January 2003 and from 1979 to 2000 served as President of B-Line Systems, a division of Sigma-Aldrich Co. Grant L. Gawronski joined Cooper after serving as General Manager, Global Six Sigma Quality, of GE Lighting since 2001 and as General Manager of the Asia Pacific Operations unit at GE Lighting from 1997 to 2001. David T. Gunther joined Cooper in 2002 after serving as Chief Accounting Officer of Enron Wind Corp. since 1999.

Security Ownership Of Management

     As of March 1, 2005, each director, nominee and executive officer named in the Summary Compensation Table beneficially owned the number of Cooper Class A common shares listed in the following table. Mr. Riley owned 1.2% of Cooper’s outstanding Class A common shares as of that date. Each of the other named individuals owned less than 1%, and all directors and executive officers as a group beneficially owned 2.7% of Cooper’s outstanding Class A common shares as of that date.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)
H. John Riley, Jr.	1,077,995	(2)(3)
Stephen G. Butler	7,104	(4)
Robert M. Devlin	27,262	(4)(5)
Ivor J. Evans	5,251	(4)
Kirk S. Hachigian	308,293
Linda A. Hill	12,271	(4)
James J. Postl	4,795	(4)
Dan F. Smith	18,760	(4)
Gerald B. Smith	6,123	(4)
James R. Wilson	23,557	(4)
Terry A. Klebe	184,100	(2)(3)
Diane K. Schumacher	224,297	(3)
David R. Sheil	206,688	(2)(3)

All Directors and Executive Officers as a Group	2,601,934	(2)(3)(4)

(1)	Includes shares held by executive officers in Cooper’s Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors’ Stock Plan that are exercisable within a period of 60 days from March 1, 2005, as follows: Mr. Riley – 823,500 shares; Mr. Devlin – 5,000 shares; Mr. Hachigian – 276,666 shares; Ms. Hill – 7,000 shares; Mr. D. Smith – 4,000 shares; Mr. G. Smith – 2,000 shares; Mr. Wilson – 6,000 shares; Mr. Klebe – 155,000 shares; Ms. Schumacher –189,433 shares; Mr. Sheil – 183,733 shares; and all directors and executive officers as a group – 2,024,892 shares.

(2)	Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Executive Restricted Stock Incentive Plan, as follows: Mr. Riley – 134,713 shares; Mr. Klebe – 12,798 shares; Mr. Sheil – 517 shares; and all executive officers as a group – 170,013 shares.

(3)	Includes shares the receipt of which has been deferred pursuant to the Management Annual Incentive Plan, as follows: Mr. Riley – 10,374 shares; Mr. Klebe – 1,698 shares; Ms. Schumacher – 2,607 shares; Mr. Sheil – 1,019 shares; and all executive officers as a group – 15,698 shares.

(4)	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 2,062 shares; Mr. Devlin – 2,062 shares; Mr. Evans – 5,251 shares; Ms. Hill – 2,571 shares; Mr. Postl – 4,795 shares; Mr. D. Smith – 13,960 shares; Mr. G. Smith – 2,062 shares; and Mr. Wilson – 15,857 shares.

(5)	Includes 10,500 shares held by the Devlin Foundation for which Mr. Devlin serves as trustee.

Meetings of the Cooper Board and its Committees

     Our Board of Directors held seven meetings during 2004. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served. Also, Cooper’s policy is to encourage all Board members to attend the Annual Meeting of Shareholders. All of the directors, attended the 2004 Annual Meeting of Shareholders, except one director who was unable to attend due to an illness at the time. Mr. James R. Wilson, as Deputy Chairman and presiding non-management director, will preside over the Board in the absence of the Chairman and in sessions held without management directors. Cooper’s Corporate Governance Principles and the charters of the Audit Committee, Management Development and Compensation Committee and Committee on Nominations and Corporate Governance are available on Cooper’s website at www.cooperindustries.com/common/governance or are available in print to any shareholder who requests it. The Board has determined that all directors and committee members, except for H. John Riley, Jr. and Kirk S. Hachigian, have no direct or indirect material relationship with Cooper and are independent under the applicable standards of the New York Stock Exchange and the categorical standards that have been adopted by the Board to assist it in making determinations of independence. A copy of these categorical standards is attached as Appendix A. Messrs. Riley and Hachigian are not independent directors due to their service as executive officers of Cooper and not due to any other transactions or relationships.

  Audit Committee

     The Audit Committee, which consists of all independent directors, held eight meetings during 2004. The Board has determined that Mr. Stephen G. Butler qualifies as an “audit committee financial expert” under the federal securities laws. The Committee’s principal responsibilities are to:

•	Confer with management and the independent auditors regarding financial reporting issues and practices.

•	Review SEC filings, including the annual financial statements and the annual report on Form 10-K.

•	Appoint, subject to shareholder approval, the independent auditors and review the auditors’ independence, scope of annual audit and audit results.

•	Review the internal audit program and the corporate compliance program including compliance with Cooper’s Code of Ethics and Business Conduct.

•	Review the accounting principles and policies of Cooper.

  Executive Committee

     The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held no meetings in 2004.

  Management Development and Compensation Committee

     The Management Development and Compensation Committee, which consists of all independent directors, held four meetings during 2004. The Committee’s principal responsibilities are to:

•	Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

•	Establish specific performance goals and objectives to be used to evaluate performance over a given period.

•	Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

•	Determine stock option and long-term performance share grants to employees.

•	Review compliance with stock ownership guidelines for executive officers and other key employees.

•	Review succession planning and executive development.

•	Review pension plan asset management.

  Committee on Nominations and Corporate Governance

     The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2004. The Committee’s principal responsibilities are to:

•	Recommend nominees for election to the Board and Committee assignments.

•	Review and recommend action on shareholder proposals.

•	Review corporate governance principles and oversee the operation, governance and compensation of the Board.

•	Oversee the annual evaluation of the Board and its Committees.

•	Consider shareholder recommendations for nominees for election to the Board.

     Shareholders who submit recommendations for potential nominees for election to the Board must submit such recommendations in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis Street, Suite 5800, Houston, Texas 77002. Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

     The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for a diversity of backgrounds and skills, and other pertinent considerations. The Committee on Nominations and Corporate Governance periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. The Committee generally uses a third-party search firm to assist in identifying potential Board candidates and in assessing and evaluating candidates. The Committee then identifies and recommends to the Board qualified candidates for nomination and the full Board makes a final determination.

Methods for Cooper Shareholders to Communicate with Non-Management Directors

     Anyone who has a concern about Cooper’s conduct, including any concerns about Cooper’s accounting, financial reporting, internal controls or auditing matters, and who wish to make such concerns known to the non-management directors as a group may submit such concerns in writing at the following address: Board of Directors, c/o Senior Vice President, General Counsel and Chief Compliance Officer, Cooper Industries, Ltd., 600 Travis, Suite 5800, Houston, Texas 77002-1001. All such concerns shall be promptly forwarded to the presiding non-management director and any concerns about accounting, financial reporting, internal controls and auditing matters also shall be promptly forwarded to the Chairman of the Audit Committee. Such concerns shall be simultaneously reviewed and addressed by the Senior Vice President, General Counsel and Chief Compliance Officer, or her designee, in the same way that similar concerns are addressed by Cooper.

Code of Ethics and Business Conduct

     Cooper has adopted a Code of Ethics and Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer and Controller. Cooper’s Code of Ethics and Business Conduct also applies to its directors, officers and employees and is available on the Company’s website at www.cooperindustries.com/common/governance or is available in print to any shareholder who requests it. Cooper intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on Cooper’s website at the Internet address noted in the previous sentence any amendments to, or waivers from, a provision of its Code of Ethics and Business Conduct that applies to its directors or executive officers.

EXECUTIVE MANAGEMENT COMPENSATION

     The following table presents information about compensation paid or accrued for services by the Chief Executive Officer and our four most highly compensated executive officers (the “Named Executives”) for fiscal years 2002, 2003 and 2004.

SUMMARY COMPENSATION TABLE(1)

		Annual Compensation		Long-Term Compensation
(a)	(b)	(c)	(d)	(f)	(g)	(i)
				Restricted	Securities
				Stock	Underlying	All Other
Name and		Salary	Bonus	Awards	Options	Compensation
Principal Position	Year	($)	($)	($)(2)	(#)	($)(3)
Riley, Jr., H. J. – Chairman	2004	$1,035,000	$2,120,600	$0	150,000	$122,418
and Chief Executive	2003	970,000	1,685,400	963,221	207,000	86,108
Officer	2002	970,000	943,500	2,787,200	414,000	43,650

Hachigian, K.S. – President	2004	558,333	850,000	0	50,000	48,750
and Chief Operating	2003	453,500	525,000	210,124	45,000	32,782
Officer	2002	413,750	275,000	1,045,200	90,000	27,619

Klebe, T. A. – Senior Vice	2004	442,500	550,000	0	30,000	39,038
President and Chief	2003	398,725	425,000	185,950	40,000	27,393
Financial Officer	2002	325,400	210,000	836,160	70,200	14,643

Schumacher, D. K. –
Senior Vice President,	2004	409,167	425,000	0	25,000	34,163
General Counsel and Chief	2003	377,125	350,000	163,636	35,100	26,421
Compliance Officer	2002	344,000	210,000	836,160	70,200	15,480

Sheil, D. R. – Senior
Vice President, Human	2004	369,250	390,000	0	25,000	31,129
Resources and Chief	2003	338,500	322,500	163,636	35,100	24,683
Administrative Officer	2002	313,750	210,000	836,160	70,200	14,119

(1)	Columns (e) “Other Annual Compensation” and (h) “LTIP Payouts” have been omitted since there are no amounts to report. The aggregate amount of perquisites and other personal benefits for any Named Executive does not exceed $50,000 or 10% of the total of annual salary and bonus for such Named Executive.

(2)	Restricted stock unit award values in the table above are based on the closing price of Cooper Class A common shares on the New York Stock Exchange on the date of grant. Based on the closing price of Cooper Class A common shares on the New York Stock Exchange on December 31, 2004, the number and value of the aggregate restricted stock unit holdings of each of the Named Executives on such date were as follows: H.J. Riley, Jr. - 105,900 units ($7,189,551); K.S. Hachigian – 53,150 units ($3,608,354); T.A. Klebe – 21,000 units ($1,425,690); D.K. Schumacher - 20,400 units ($1,384,956); and D.R. Sheil – 20,400 units ($1,384,956). The restricted stock units granted in 2003 to the Named Executives other than Mr. Riley vest three years from the date of grant, in February 2006. Mr. Riley received grants of 25,900 restricted stock units in 2003 and 80,000 restricted stock units in 2002 which vest in December 2005 upon his retirement at age 65. The restricted stock units granted to Mr. Hachigian in 2002 vest in December 2006. The 24,000 restricted stock units granted to each of Mr. Klebe, Ms. Schumacher and Mr. Sheil in 2002 vest as follows: 8,000 units in each of December 2004, 2005 and 2006. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the stock restrictions lapse. Dividend equivalents are calculated based on the dividend rate that applies to Cooper’s outstanding common shares.

(3)	The figures in column (i) for 2004 include Cooper’s contributions to the Cooper Industries Retirement Savings and Stock Ownership Plan and to the Cooper Industries Supplemental Excess Defined Contribution Plan, respectively, as follows: H. J. Riley, Jr. $3,687 and $118,731; K.S. Hachigian $8,463 and $40,287; T. A. Klebe $4,688 and $34,350; D. K. Schumacher $5,000 and $29,163; and D.R. Sheil $5,919 and $25,210.

STOCK OPTIONS

     The following table presents information about stock option grants to the Named Executives in the last fiscal year. The Company requires its Named Executives and other key executives to retain a certain percentage of the net shares acquired through the exercise of stock options. See the discussion of “Stock Ownership Guidelines and Stock Retention Requirements” on page 21 for further details.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of	Percent of
	Securities	Total Options	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options	Employees in	Price	Expiration	Present Value
Name	Granted (#)	Fiscal Year	($/Sh)(1)	Date (2)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Riley, Jr., H.J.	150,000	14.11	$55.64	2/10/2011	$2,238,000
Hachigian, K.S.	50,000	4.70	55.64	2/10/2011	746,000
Klebe, T. A.	30,000	2.82	55.64	2/10/2011	447,600
Schumacher, D.K.	25,000	2.35	55.64	2/10/2011	373,000
Sheil, D.R.	25,000	2.35	55.64	2/10/2011	373,000

(1)	The exercise price of each option is equal to the fair market value of Cooper’s Class A common shares on the date of grant of the option.

(2)	Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant. An optionee may make lifetime transfers of nonqualified stock options to certain family members and trusts.

(3)	The Black-Scholes option pricing model was used assuming a dividend yield of 2.5%, a risk-free interest rate of 3.1%, an expected stock price volatility based on historical experience of 34.0% and an expected option life based on historical experience of five years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model’s use or from the values adopted for the model’s assumptions. Any future values realized will ultimately depend upon the excess of the stock price on the date the option is exercised over the exercise price.

     The following table presents information about options exercised during 2004 and the unexercised stock options held at December 31, 2004 by the Named Executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION VALUES

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options
	Acquired On	Value	Fiscal Year-End (#)		at Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable		Exercisable/Unexercisable
(a)	(b)	(c)	(d)		(e)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Riley, Jr., H. J.	319,500	$8,412,860	566,500	426,000	$14,210,128	$10,663,230
Hachigian, K.S.	0	0	215,000	110,000	7,094,875	2,535,050
Klebe, T. A.	25,279	876,949	108,266	80,068	2,928,220	1,965,737
Schumacher, D. K.	0	0	145,999	71,801	4,012,332	1,802,722
Sheil, D. R.	1,215	41,210	140,299	71,801	3,898,499	1,802,722

LONG-TERM AWARDS

     The following table presents information about long-term incentive awards granted in 2004 to the Named Executives under the Stock Incentive Plan. These performance-based share awards may be earned based on achievement of performance goals over a three-year period commencing January 1, 2004 and ending on December 31, 2006. The performance goals are based on compound growth in earnings per share over the performance period, with a threshold of 4% compound growth before any awards are earned. At least 16% compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in Class A common shares of Cooper, or at the executive’s election and upon approval by the Management Development and Compensation Committee, up to 50% of the earned award may be paid in cash.

LONG-TERM INCENTIVE PLAN – AWARDS IN LAST FISCAL YEAR

			Estimated Future Payments Under Non-Stock Price-Based Plans
(a)	(b)	(c)	(d)	(e)	(f)
		Performance or
	Number of	Other Period
	Shares, Units	Until
	or Other	Maturation or
Name	Rights (#)	Payout	Threshold	Target	Maximum
Riley, Jr., H.J.	21,000	12/31/2006	21,000 shares	67,200 shares	92,400 shares
Hachigian, K.S.	7,000	12/31/2006	7,000 shares	22,400 shares	30,800 shares
Klebe, T. A.	4,250	12/31/2006	4,250 shares	13,600 shares	18,700 shares
Schumacher, D. K.	3,500	12/31/2006	3,500 shares	11,200 shares	15,400 shares
Sheil, D. R.	3,500	12/31/2006	3,500 shares	11,200 shares	15,400 shares

     The following table provides information as of December 31, 2004 with respect to our equity compensation plans pursuant to which options, restricted stock units or other rights to acquire shares may be granted.

EQUITY COMPENSATION PLAN INFORMATION

					Number of securities remaining
	Number of securities to		Weighted-average		available for future issuance
	be issued upon exercise		exercise price of		under equity compensation
	of outstanding options,		outstanding options,		plans (excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	7,626,083	(1)	$42.72	(2)	7,598,145	(3)
Equity compensation plans not approved by security holders	0		N/A		494,680	(4)
Total	7,626,083		$42.72		8,092,825

(1)	Includes (a) shares earned, the receipt of which has been deferred under Cooper plans as follows: Executive Restricted Stock Incentive Plan — 110,260 shares; Stock Incentive Plan - 81,154 shares; Management Annual Incentive Plan — 15,698 shares; Directors’ Stock Plan - 24,880 shares; and Directors’ Retainer Fee Stock Plan — 24,484 shares; and (b) 665,575 performance-based share awards that are issuable to the extent set performance goals are achieved and 364,300 restricted stock unit awards that are issuable upon vesting under the Stock Incentive Plan.

(2)	Weighted average exercise price of outstanding options excludes the shares referred to in note 1 above.

(3)	Includes 1,940,885 shares available for future issuance under the Employee Stock Purchase Plan. There is no current offering outstanding under this plan.

(4)	Consists of shares available for issuance under the Cooper (UK 2002 ) Employee Share Purchase Plan, which was approved by the Board of Directors on August 6, 2002. The exercise price for options granted under the plan is 85% of the market price of Cooper Class A common shares on the grant date. The plan allows Cooper employees residing in the United Kingdom to apply payroll deductions to the purchase of shares by exercising options granted under the plan. There is no current offering outstanding under this plan.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG COOPER
INDUSTRIES, LTD., S&P 500 AND COOPER INDUSTRIES PEER GROUP

     The following graph compares the total shareholder return on Cooper’s Class A common shares for the five-year period December 31, 1999 through December 31, 2004 to the total returns for the same period of the Standard & Poor’s 500 Stock Index and a Cooper Peer Group Index. The cumulative total return is based upon an initial investment of $100 on December 31, 1999 with dividends reinvested.

     We currently operate in two primary business areas: electrical products and tools and hardware. The 15 companies in the Cooper Peer Group Index were selected on (1) their presence in similar markets affected by similar economic and market trends to Cooper, (2) their recognition by the investment community as Cooper peers, and (3) the comparability of their market capitalization to Cooper’s market capitalization. The members of the Cooper Peer Group Index are: (1) Acuity Brands, Inc., (2) Danaher Corporation, (3) Dover Corp., (4) Eaton Corp., (5) Emerson Electric Co., (6) Hubbell Incorporated (Class B), (7) Illinois Tool Works, (8) Ingersoll-Rand Co. Ltd., (9) Newell Rubbermaid Inc., (10) Parker-Hannifin Corp., (11) Pentair Inc., (12) Snap-On Inc., (13) SPX Corp., (14) The Stanley Works, and (15) Thomas & Betts Corporation. The Cooper Peer Group Index has been weighted in accordance with each corporation’s market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year is the sum of the products obtained by multiplying (a) the percentage that each corporation’s market capitalization represents of the total market capitalization for all corporations in the Index for such year by (b) the total shareholder return for that corporation for such year.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 1999 with dividends reinvested

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Cooper Industries Ltd	$100	$118	$93	$101	$165	$198
S&P 500®	$100	$91	$80	$62	$80	$89
Cooper Peer Group Index	$100	$106	$105	$100	$131	$153

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Responsibilities of the Committee

     The Management Development and Compensation Committee (the “Committee”) establishes compensation programs for our executive officers that are designed to benefit the long-term interests of Cooper and its shareholders. The Committee also evaluates the performance of the Chief Executive Officer and reviews the performance of our other executive officers and key executives every year. Based upon these performance evaluations, the Committee establishes compensation for the Chief Executive Officer, other executive officers and key executives. The Committee reviews management performance, succession planning and executive development on a regular and ongoing basis with formal reviews conducted a least annually.

Compensation Philosophy

     The Committee’s policy is to compensate and reward executive officers and other key executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as sales growth, improved profitability, cash flow and management of working capital. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under Cooper’s Management Development and Planning Program.

     The Committee assesses individual performance as follows:

•	At the beginning of each performance period, specific objectives are established and reviewed with the Committee to be used as the basis for evaluating the executive’s performance.

•	During the performance period, the Committee holds periodic discussions on the status of performance objectives.

•	At the end of the performance period, the Committee reviews the executive’s progress on the performance objectives so that there is a clear understanding of what the executive has accomplished.

•	The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period.

•	The Committee determines long-term stock incentive awards based on our sustained earnings per share performance compared to performance goals over a multi-year performance cycle.

     The Committee also takes into account the compensation practices of comparable manufacturing companies (as described below) to ensure that Cooper is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.

     In developing and administering Cooper’s executive compensation program, the Committee receives advice and counsel from Frederic W. Cook & Co., an executive compensation consulting firm. From time to time, the Committee also seeks independent advice on executive compensation from other executive compensation consultants regarding the design, administration and competitiveness of Cooper’s programs. Most recently, the Committee consulted with The Hay Group for this purpose.

     There are three major components of Cooper’s executive compensation program: a base salary, an annual cash bonus and long-term stock incentive awards.

Annual Compensation

     Base Salary

          The Committee sets the base salary range for each executive officer using the Hay Group Inc. Job Evaluation System, which provides a comparative assessment of know-how, problem-solving and accountability factors in the job rating process. The Committee also considers the competitiveness of the base salary because the Committee believes it is critical to Cooper’s success to attract and retain the best qualified executives. The Committee uses the annual Hay Survey of Compensation Practices to set the salary ranges for executive officers. In 2004, the Hay Survey of Compensation Practices included 336 industrial companies with revenues in excess of $1 billion. The Committee believes that using this broad group of companies to establish salary levels is more appropriate than using a smaller group, such as the peer group used in the share performance graph, because it minimizes the effect of any one company on the average.

          The Committee’s policy is to: (1) establish a salary range for the Chief Executive Officer and the other executives named in the Summary Compensation Table (the “Named Executives”); (2) set the midpoint of the range near the average of the Hay Survey; and (3) pay compensation within the established range. The Committee takes into account the individual’s duties, responsibilities, work experience, impact on the business and individual performance when setting each executive’s actual base salary. The Committee verifies the Hay data through use of a separate compensation study, known as the Total Compensation Measurement, which includes information on 349 companies compiled by Hewitt Associates. During 2004, the actual base salaries for the Named Executives were approximately at the average of the Hay Survey.

          The Committee typically reviews salaries of senior executive officers annually and awards increases at 12- to 15-month intervals, depending on individual performance and position in the salary range. The Committee makes base salary adjustments primarily based on individual performance with due consideration given to immediate past performance and business decisions that impact our future growth and economic stability.

     Annual Incentive Compensation

          The Management Annual Incentive Plan (“MAIP”) is a bonus plan for senior executives that is designed to link executive compensation to achievement of our short-term business objectives. The maximum annual award that may be granted to a participant under the MAIP is $2.5 million. The Committee may pay awards earned in cash or in Cooper Class A common shares or a combination of cash and shares. Subject to the Committee’s approval, a participant in the MAIP may request to have all or a portion of his or her award paid in shares of Cooper stock.

          In February 2004, the Committee established the performance goals and maximum bonus opportunities under the MAIP for Named Executives and for other executive officers. The performance goals were based upon actual results compared to budgeted performance for 2004 on two financial measures: (1) earnings per share; and (2) free cash flow. Under the MAIP, the Committee has discretion to adjust the amount of any award that would otherwise be payable upon achievement of the performance goals based on its assessment of an individual’s actual performance.

          In February 2005, the Committee determined results under the MAIP for 2004 and awarded bonuses to the Named Executives at an average of 98% of bonus opportunity. This determination was based on significant earnings per share growth and excellent cash flow performance. Earnings per share from continuing operations rose 23% to $3.58 per share in 2004, compared with $2.92 per share for 2003. Free cash flow exceeded net income by more than 12%. The Committee credited management with achieving strong earnings growth through a combination of strategic growth initiatives and stringent cost controls despite challenges presented by highly competitive market conditions and rapid increases in commodity and raw material costs. The Committee also recognized the Company’s excellent cash flow performance accomplished through operating efficiencies, inventory reductions and improved management of working capital. The bonus amounts for each of the Named Executives are shown in column (d) of the Summary Compensation Table.

Long-Term Equity Based Compensation

          The Committee provides stock incentives to executive officers that are tied to the long-term performance of Cooper in order to link the executive’s interests to those of the shareholders and to encourage stock ownership by executives.

     In February 2004, the Committee adopted the Amended and Restated Stock Incentive Plan (“Stock Plan”), which was approved by Cooper’s shareholders in April 2004. The Stock Plan provides for the granting of stock options, restricted stock units and performance-based share awards to the Named Executives and other key executives. Annually, the Committee determines the number of options and/or performance-based share awards granted based on actual compensation, assumptions relating to stock price and earnings growth, and recommendations from Frederic W. Cook & Co., a compensation consulting firm that advises the Committee on competitive practices among comparable manufacturing companies. The Committee believes that the stock options, restricted stock units and performance-based share awards granted under the Stock Plan provide a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper’s long-term goals and shareholders’ interests on the other.

     In February 2001, the Committee granted performance-based share awards under the Stock Plan to the Named Executives and other key executives for a four-year performance period beginning on January 1, 2001 and ending on December 31, 2004. The Committee set performance goals tied to cumulative compound growth in earnings per share during the performance period. The Committee determined that compound earnings per share growth over the period of at least 6% was required before any award would be earned and at least 15% was required for a payout at the maximum level.

     In February 2005, the Committee determined that the cumulative increase in Cooper’s operating earnings per share during the four-year performance period ending December 31, 2004 was below the level for any shares to be awarded. As a result, based on the performance criteria established in 2001, the Committee determined that no shares were earned by the Named Executives or other executive officers under the four-year performance cycle ending on December 31, 2004.

     In February 2003, the Committee granted performance-based share awards to the Named Executives, other executive officers and key managers. The performance-based share awards are for a two-year performance period beginning on January 1, 2003 and ending on December 31, 2004. The Committee set performance goals tied to cumulative compound growth in earnings per share during the performance period. The Committee determined that compound earnings per share growth over the period of at least 9% was required for any payout of performance shares and at least 15% was required for a payout at the maximum level.

     In February 2005, the Committee determined that the Company had achieved compound earnings per share growth of 16% over the two-year performance period, thereby fulfilling the performance objectives at the maximum level of performance established by the Committee in February 2003. In order to earn the performance shares, participants must generally remain actively employed by the Company through February 11, 2006. Based on the satisfaction of the performance criteria, the specific awards that may be earned by the Named Executives are as follows: H. J. Riley, Jr. 77,700 shares; K. S. Hachigian 16,950 shares; T. A. Klebe 15,000 shares; D. K. Schumacher 13,200 shares; and D. R. Sheil 13,200 shares.

     In February 2004, the Committee granted stock options to the Named Executives under the Stock Plan. The Committee also granted stock options to other executives and upper level management employees. The stock options expire seven years after the date of grant and become exercisable over a three-year period with one-third vesting in each successive year so that the option is fully exercisable after three years. The options granted in February 2004 have an exercise price equal to the fair market value on the date of grant, which was $55.64 per share. In February 2004, the Committee also granted performance-based share awards to the Named Executives, other executive officers and key managers. The performance-based share awards are for a three-year performance period beginning on January 1, 2004 and ending on December 31, 2006. The Committee determined that compound earnings per share growth over the three-year performance period of at least 4% is required before any award is earned and at least 16% is required for a payout at the maximum level.

     In February 2002 and February 2003, the Committee awarded grants of restricted stock units to certain of the Named Executives, including the Chief Executive Officer, in order to provide financial incentives to remain in the employ of Cooper for a period of 3 to 5 years to ensure management continuity. The Committee believed that management continuity was vital to the Company’s long-term success, particularly in view of the significant issues confronting Cooper at the time from the uncertain economic environment and the Federal-Mogul bankruptcy issue. The restricted awards to certain of the Named Executives and other key executives will be forfeited in the event the executive terminates employment before restrictions lapse.

Chief Executive Officer Compensation

     Effective July 1, 2004, Mr. Riley’s base annual salary increased to $1,100,000. This was Mr. Riley’s first salary increase since February 2001. In awarding this salary increase, the Committee credited Mr. Riley with improving earnings performance and cash flow in each of the last several years and achieving sound progress towards achievement of the Company’s strategic objectives.

     In February 2005, under the MAIP, the Committee awarded Mr. Riley a cash bonus of $2,120,600 after reviewing Cooper’s performance and the performance goals established under the MAIP for 2004. As with the other Named Executives, Mr. Riley’s goals under the MAIP were based on earnings per share and free cash flow performance. The Committee credited Mr. Riley with achieving significant earnings per share growth and excellent cash flow performance. Earnings per share from continuing operations rose 23% to $3.58 per share in 2004, compared with $2.92 per share for 2003. Free cash flow exceeded net income by more than 12%. Specific accomplishments during 2004 included strong financial results despite highly competitive market conditions and significant increases in commodity and raw material costs, excellent cash flows from operational enhancements, inventory reductions and improved management of working capital. The Committee also recognized Mr. Riley’s management development and succession planning activities as well as other steps taken to position the Company for future growth through corporate initiatives such as the Cooper Connection distributor relationship program, manufacturing and productivity improvement initiatives, implementation of a common corporate-wide enterprise business system and efforts to expand the Company’s global commercial presence.

     In February 2005, the Committee determined that Mr. Riley earned no performance shares from the performance-based stock award granted in 2001 under the Stock Plan. The Committee also determined that the Company had achieved compound earnings per share growth of 16% for the two-year performance period beginning on January 1, 2003 and ending on December 31, 2004, thereby fulfilling the performance objectives at the maximum level of performance established by the Committee in February 2003. In order to earn the performance shares, Mr. Riley must remain actively employed by the Company until his retirement in December 2005. Based on the satisfaction of the performance criteria, Mr. Riley may earn 77,700 performance shares.

     In 2004, the Committee granted 150,000 stock options to Mr. Riley under the Stock Plan. The options are shown on the table “Option Grants in Last Fiscal Year” on page 14. The Committee also granted Mr. Riley the performance-based share awards shown in the table “Long-Term Incentive Plan - Awards in Last Fiscal Year” on page 15. The Committee determined the number of option shares and performance-based shares awarded to Mr. Riley using the same criteria as for other executive officers and with the advice of Frederic W. Cook & Co., a compensation consulting firm. The Committee believes that the equity compensation awards granted to Mr. Riley are competitive with awards provided to chief executive officers of other industrial companies in the Hay Survey of Compensation Practices and other compensation studies used by the Committee to establish compensation policies. Through the stock options and performance-based share awards, a significant portion of Mr. Riley’s compensation is tied directly to our financial performance and overall return to shareholders.

Stock Ownership Guidelines and Stock Retention Requirements

     Effective January 1, 1996, the Committee established stock ownership guidelines for executive officers and certain other key executives as a way to align more closely the interests of the key executives with those of the shareholders. These key executives were required to make continuing progress toward compliance with the guidelines during the five-year period beginning January 1, 1996 and to fully comply with the guidelines by December 31, 2000.

     Any officers appointed after January 1996 are subject to the guidelines and have a period of five years from appointment to comply. At the February 2004 meeting, the Committee expanded stock ownership guidelines for covered executives as follows:

                              Chief Executive Officer — 5.0 times base salary

                              Other Senior Officers, including those other officers named in the Summary
                              Compensation Table — 3.5 times base salary

                              Other officers and division presidents — 2.0 times base salary

     The Committee also established stock retention requirements which require that covered executives retain 75% of net shares acquired through the exercise of stock options or other grants under the Stock Plan until the executive is in compliance with applicable stock ownership guidelines. Thereafter, covered executives are required to retain at least 25% of net shares for at least one year after acquisition. In expanding the stock ownership guidelines and implementing stock retention requirements, the Committee’s purpose was to further emphasize the importance of aligning the interests of management with shareholders by supporting the continuous accumulation of stock throughout an executive’s career. At its February 2005 meeting, the Committee reviewed the progress of covered executives relative to compliance with the stock ownership guidelines and determined that all of the Named Executives are currently in compliance with the guidelines. Each of the named executives is also in compliance with the stock retention requirements adopted by the Committee in February 2004.

Omnibus Budget Reconciliation Act Implications

     The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 and the regulations issued under the Act that impose a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The Committee believes that the bonuses paid pursuant to the MAIP and the awards and options granted pursuant to the Stock Plan will qualify as “performance-based” compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of all executive compensation.

Robert M. Devlin, Chairman	Dan F. Smith
Ivor J. Evans	James R. Wilson
Linda A. Hill

OTHER COMPENSATION MATTERS

Pension Benefits

     Upon retirement, the Named Executives may be entitled to retirement benefits from the Cooper Industries Salaried Employees’ Retirement Plan. (“Cooper Retirement Plan”), the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Plan”) and the Crouse-Hinds Officers’ Disability and Supplemental Pension Plan (“Crouse-Hinds Officers’ Plan”).

     Under the Cooper Retirement Plan, Cooper credits the individual’s plan account with four percent of each year’s total compensation up to the Social Security wage base for the year, plus eight percent of each year’s total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by Cooper to or for the benefit of a member of the Cooper Retirement Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns (c) and (d) of the Summary Compensation Table. However, neither performance-based share awards nor deferred compensation is included in total compensation for purposes of the Cooper Retirement Plan. This formula for determining benefit credits became effective on July 1, 1986.

     Benefits for service through June 30, 1986 were determined based on the retirement plan formula then in effect and converted to initial balances under the Cooper Retirement Plan. The participant receives interest credits on both initial balances and pay-based credits for benefits earned after July 1, 1986 until the participant begins to receive benefit payments. The Plan’s interest credit rate for 2004 was 1.5% and will be 2.5% for 2005. The participant may elect to receive benefits at retirement payable in the form of an escalating annuity, a level annuity with or without survivorship or a lump-sum payment.

     The Supplemental Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan because of Internal Revenue Code restrictions. The Supplemental Plan also provides benefits equal to what would have been paid under the Cooper Retirement Plan on amounts of deferred compensation had those amounts not been deferred. The Crouse-Hinds Officers’ Plan is an unfunded, nonqualified plan that we assumed following the acquisition of Crouse-Hinds Company. Mr. Riley may receive benefits under the Crouse-Hinds Officers’ Plan in addition to amounts payable under our other retirement plans.

Pension Benefits

	Credited	Year	Annual
	Service as of	Individual	Estimated
	January 1,	Reaches Age	Benefit at Age
	2005	65	65
Riley, Jr., H. J.	42.2	2005	$1,066,000
Hachigian, K. S.	3.8	2024	307,000
Klebe, T. A.	9.7	2019	199,000
Schumacher, D. K.	24.9	2018	188,000
Sheil, D. R.	18.8	2021	183,000

__________

     For each Named Executive, the table above shows current credited years of service, the year each reaches age 65, and the projected annual pension benefit at age 65 under the Cooper Retirement Plan, the Supplemental Plan and the Crouse-Hinds Officers’ Plan. The projected annual pension benefit is based on the following assumptions: benefits paid on a straight-life annuity basis; continued compensation at the 2004 levels; and an interest credit rate of 2.5%.

Change in Control Arrangements

     Management Continuity Agreements

          Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.

          If, during the two-year period following a change in control, Cooper or its successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment for “good reason” (as such terms are defined in the agreements), the executive shall receive a lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer, Chief Operating Officer and Senior and Executive Vice Presidents and 2x in the case of the other key executives) of the sum of the executive’s salary and bonus, together with the continuation of employee benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment. The executive would also receive a pro rata payment of his or her target bonus for the year of termination and a lump-sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper’s various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive. Finally, the agreements provide for a tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.

     Management Annual Incentive Plan

          The Named Executives participate in the Management Annual Incentive Plan, which provides an annual bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board (the “Committee”), bonuses are based upon performance goals set by the Committee in February of the bonus year. The Committee may make the award in cash or stock or a combination of both. The Plan provides that upon a change in control of Cooper, all outstanding awards will be deemed earned on a pro rata basis at the target level and will be paid in cash to each eligible executive.

     Stock Incentive Plan

          The Named Executives have been granted stock options, restricted stock units and performance-based share awards under the Stock Incentive Plan (“Stock Plan”). Options granted under the Stock Plan vest over a period of three years. Options granted prior to February 11, 2003 have a 10-year term. Options granted on February 11, 2003 have a 5-year term. Options granted on February 10, 2004 have a 7-year term. The Committee has discretion under the Plan to grant options with a term of up to ten years. Restricted stock units vest pursuant to schedules approved by the Committee. Upon vesting, the restrictions on the stock units lapse and the holder is issued one unrestricted Class A common share per restricted stock unit. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Performance-based share awards granted under the Stock Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued and cash equal to the dividends on the performance shares is paid. The Stock Plan provides that upon a change in control of Cooper, all options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper Class A common shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. In addition, all outstanding performance shares will be deemed earned at the target level, all restrictions will lapse on any outstanding restricted stock units, and the Named Executives shall receive such form of consideration as they would have received had they been the owner of record of the performance shares and the shares representing restricted stock units at the time of the change of control plus a cash payment for any accrued dividends on the performance shares and restricted stock units.

Director Compensation

     Cooper pays nonemployee directors an annual retainer fee of $45,000. In addition, nonemployee directors are paid meeting attendance fees of $2,000 for regular Board meetings, $1,500 for regular committee meetings and $2,000 for special Board or committee meetings. The Audit Committee chairman receives a supplemental annual retainer of $10,000. Each nonemployee chairman of a standing committee other than the Audit Committee receives a supplemental annual retainer of $7,500. The Board has established a stock ownership guideline of three times the annual retainer for each director.

     In lieu of receiving the annual retainer and meeting fees in cash, each nonemployee director may elect, under the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by the director or until retirement from the Board. Alternatively, each nonemployee director may elect to receive all or a portion of the annual retainer fee and meeting fees in Cooper Class A common shares instead of cash, under the Directors’ Retainer Fee Stock Plan, which was approved by shareholders in April 1998. The Directors’ Retainer Fee Stock Plan also provides that each nonemployee director may elect to defer the receipt of all or a portion of the shares of Cooper stock otherwise payable under the Plan.

     Prior to February 1996, under the Cooper Industries, Inc. Directors Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board’s director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for nonemployee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable annually in January for the preceding year, or quarterly if elected, for the number of years in which the director served on the Board (counting a fractional year as a full year), with payment to cease with the death of the retired director. In February 1996, the Board terminated the Plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the Plan at that time were grandfathered.

     Under the Directors’ Stock Plan, which was approved by the shareholders in April 1996, each nonemployee director receives an annual stock award of 500 Cooper Class A common shares and 1,000 restricted stock units on each annual meeting date. Restricted stock units represent one Class A common share each and vest during the year following grant on a pro rata basis depending on the number of regularly scheduled board meetings during the year. Restricted stock units are credited with additional shares equal to the amount of dividends that would have been paid on an equal number of outstanding shares. Upon a director’s cessation of service on the board, restricted stock units are converted into Class A common shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed nonemployee director receives, upon election or appointment, a pro rata stock and restricted stock unit award according to the time remaining before the next annual meeting date. Each nonemployee director may elect under the Directors’ Stock Plan to defer receipt of all or a portion of the Class A common shares payable under the Plan until a date determined by the director or until retirement from the Board. Each nonemployee director is also granted annually a stock option for 2,000 shares at fair market value under the Directors’ Stock Plan. The option vests on the third anniversary of the date of grant and has a 10-year term. As of December 31, 2004, options for 84,000 shares were outstanding under the Directors’ Stock Plan.

AUDIT COMMITTEE REPORT

     The Audit Committee is composed of six independent directors and acts under a written charter adopted by the Board of Directors. Cooper’s management is responsible for the quality and integrity of the Company’s financial reporting process including the systems of internal controls, and the preparation of the Company’s financial statements. The independent auditors, Ernst & Young LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with U.S. generally accepted accounting principles. The Audit Committee is responsible for monitoring and reviewing these processes on behalf of the Board of Directors, and for appointing the independent auditors, subject to shareholder approval.

     It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews and procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with generally accepted accounting principles and on the opinion of the independent auditors included in their report on Cooper’s financial statements.

     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004, with Cooper’s management and representatives of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules and other professional standards. In addition, the Audit Committee discussed with the independent auditors their independence from Cooper and its management, and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     In reliance on its review of the audited financial statements and the discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Stephen G. Butler, Chairman	Dan F. Smith
Linda A. Hill	Gerald B. Smith
James J. Postl	James R. Wilson

RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Audit Committee selects, subject to shareholder approval, our independent auditors for each year. During the year ended December 31, 2004, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended
December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2004	$3,739,000	$253,000	$1,038,000	$28,000
2003	2,340,000	199,000	1,328,414	130,278

     Audit fees include fees for the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental or regulatory bodies, comfort letters, consents, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. The increase in audit fees in 2004 is principally attributable to fees relating to the internal control audit pursuant to Section 404 of the Sarbanes-Oxley Act. Audit-related fees principally include fees for pension and benefit plan audits. Tax fees primarily include fees for tax compliance such as tax return preparation for international subsidiaries, and tax planning and advice relating to tax audits, internal reorganizations and international operations. In 2004, tax compliance fees were $734,000 and fees for tax planning and advice were $304,000. In 2003, tax compliance fees were $857,468 and fees for tax planning and advice were $470,946. All other fees include fees for international regulatory assistance and consultation on international restructuring. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.

     The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by independent auditors. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for any particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. The Committee may delegate pre-approval authority to one or more members of the Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. No non-audit services were rendered pursuant to the de minimis safe harbor exception to the pre-approval requirements under Section 10A of the Securities Exchange Act of 1934.

     Representatives of Ernst & Young LLP will be present at the meeting and will be available to answer questions and discuss matters pertaining to the reports of the independent auditors contained in the financial statements included in Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so.

FORM 10-K

     A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission is included in the Annual Report sent to you with this proxy statement. It is also available at the “Investor Center” tab on our website (www.cooperindustries.com) or may be obtained upon request and without charge, by writing to:

Public Affairs Department
Cooper Industries, Ltd.
P.O. Box 4446
Houston, Texas 77210

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

     Under Section 89 of the Companies Act, 1981 of Bermuda, our shareholders have the authority to appoint our independent auditors and to authorize our Audit Committee to determine the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2005. The Board of Directors is asking shareholders to approve such appointment and authorize our Audit Committee to determine the auditors’ remuneration.

     Ernst & Young LLP acted as independent auditors for the 2004 fiscal year. Information pertaining to the services rendered by Ernst & Young LLP is included under the caption “Relationship with Independent Auditors.”

     For these reasons, your Board of Directors recommends a vote of FOR Proposal 2.

PROPOSAL 3

SHAREHOLDER PROPOSAL RELATING TO
GLOBAL HUMAN RIGHTS STANDARDS

     The New York City Teachers’ Retirement System, owner of 29,150 Cooper Class A common shares, the New York City Employees’ Retirement System, owner of 28,691 Cooper Class A common shares, and the New York City Fire Department Pension Fund, owner of 24,300 Cooper Class A common shares, through their custodian and trustee, The Office of the Comptroller of New York City, 1 Centre Street, New York, N.Y. 1007-2341, have informed us that they intend to present the following proposal at the meeting.

GLOBAL HUMAN RIGHTS STANDARDS

Whereas, Cooper Industries, Ltd. currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote AGAINST Proposal 3.

     Cooper has a long-standing and well-recognized record to support workplace human rights wherever Cooper does business worldwide. Cooper’s Code of Ethics and Business Conduct (“Code”), initially developed in 1961, has been translated into five languages and distributed to all employees worldwide. The Code is available on the Company’s website at www.cooperindustries.com/common/governance. The Code and Cooper’s human resources policies and programs are based on the principle that all employees must be treated with dignity and respect. Cooper’s existing policies and practices already address the concerns expressed in the above proposal and ensure compliance with global human rights standards. Specifically, the Code and existing policies and practices address the following matters:

•	Cooper’s Code provides that employees are free to select collective bargaining representation.

•	The Code also provides that where trade unions are present, Cooper will deal with them fairly and conduct negotiations in a purposeful and non-adversarial manner. Accordingly, worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions.

•	Cooper’s policy concerning equal employment opportunities provides individuals full equality of opportunity without regard to an individual’s race, color, religion, sex, age, national origin, or mental or physical disability.

•	Cooper prohibits the use of forced labor and child labor. Cooper does not employ any person younger than 16 years of age.

     Cooper enforces its Code and other policies affecting workplace human rights through a well-developed compliance program. Cooper’s compliance function, which is headed by an executive officer, oversees the worldwide distribution of the Code, compliance with its standards and enforcement efforts. The compliance program includes a hotline that Cooper employees and others are encouraged to use to report potential violations of the Code. Anyone contacting the hotline may provide his or her name or report anonymously. Each report is investigated and actions are taken as needed to address any violations and to prevent reoccurrence.

     In addition, compliance procedures include auditing programs to periodically review Company facilities worldwide for compliance with local law and Cooper’s standards concerning workers’ health and safety. In light of the Company’s well-developed compliance process, Cooper management believes that the outside monitoring advocated by the proponent is unnecessary and that workplace standards are better served by Cooper’s commitment to continuously improve and devote resources to its internal programs that are dedicated to achieving the same goals.

     For the reasons outlined above, your Board of Directors recommends a vote AGAINST the shareholder proposal.

Appendix A

Cooper Director Independence Standards

     In order to be considered independent under the rules of the New York Stock Exchange (“NYSE”), the Board must determine that a director does not have any direct or indirect material relationship with Cooper. The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any director who meets the following standards will be deemed independent by the Board:

1.	The director was not employed by Cooper, and no immediate family member of the director was employed by Cooper as an executive officer, within the preceding three years.

2.	The director was not affiliated with or employed by, and no immediate family member of the director was affiliated with or employed in a professional capacity by, Cooper’s present or former independent auditor, within the preceding three years.

3.	The director was not employed as an executive officer by, and no immediate family member of the director was employed as an executive officer by, any company for which any present Cooper executive officer served as a member of such company’s compensation committee within the preceding three years.

4.	The director did not receive, and no member of the director’s immediate family received, direct compensation in excess of $100,000 per year from Cooper during any of the last three years (other than director and committee fees, pension or other deferred payments that are not in any way contingent on continued service to Cooper, and compensation received by any immediate family member for service as a non-executive officer of Cooper).

5.	If the director is an executive officer or an employee of, or if any immediate family member is an executive officer of, another company that does or has done business with Cooper, the annual payments to, or payments received from, Cooper for property or services by such company in each of the last three fiscal years were less than the greater of $1 million or two percent of the annual consolidated gross revenues of such company.

6.	If the director is a member of Cooper’s Audit Committee, the director has not, other than in his or her capacity as a director, accepted directly or indirectly any consulting, advisory, or other compensatory fee from Cooper or any of its subsidiaries. “Compensatory fees” do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Cooper, provided that such compensation is not contingent on future service.

7.	If the director serves as an executive officer, director or trustee of a charitable organization to which Cooper makes contributions, other than the United Way, Cooper’s discretionary annual contributions to such organization are less than the greater of $1 million or two percent of such organization’s total annual charitable receipts.

8.	The director’s ownership, direct or indirect, of Cooper Class A common shares is less than 5% of the total outstanding Cooper Class A common shares.

     If any relationship exists between Cooper and any director that is not addressed by the standards set forth above, the directors meeting these standards shall determine whether such relationship impairs the independence of such director.

HOW TO RECEIVE YOUR ANNUAL REPORT AND
PROXY STATEMENT ON-LINE

     You may receive future Cooper Industries, Ltd. annual reports and proxy statements on-line on the Internet by submitting your consent to Cooper. This will save Cooper postage and printing expenses and make information available to you faster. If you have already consented to receive future annual reports and proxy statements on-line, no action is necessary because your consent remains effective until you change or revoke your consent.

     Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, follow the instructions set forth below.

•	Log onto the Internet and go to the website: http://www.econsent.com/cbe (If you are voting your shares this year using the Internet, you can link to this website directly from the website where you vote your shares.)

•	Follow the instructions provided.

     If you are not a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, please contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such option for you.

     If you consent, when Cooper’s 2005 Annual Report and the Proxy Statement for the 2006 Annual Meeting of Shareholders become available, you will be notified by e-mail on how to access them on the Internet.

     If you do elect to receive your Cooper materials via the Internet, you can still request paper copies by contacting Cooper Industries, Ltd. at 600 Travis, Suite 5800, Houston, Texas 77002-1001, Attn: Public Affairs Department. Also, you may change or revoke your consent at any time by going to the above website and following the applicable instructions.

DETACH HERE

PROXY
COOPER INDUSTRIES, LTD.

P

R

O

X

Y

Proxy for Annual Meeting of Shareholders
April 26, 2005
Solicited on Behalf of the Board of Directors

The undersigned shareholder of Cooper Industries, Ltd. (“Cooper”) appoints Diane K. Schumacher and Terrance V. Helz, or either of them, proxies, with full power of substitution, to vote all shares of stock that the shareholder would be entitled to vote if present at the Annual Meeting of Shareholders of Cooper on Tuesday, April 26, 2005, at 11:00 a.m. (Central Time) in the J.P. Morgan Chase Center Auditorium, 601 Travis Street, Houston, Texas, and at any adjournments or postponements thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (ROBERT M. DEVLIN, LINDA A. HILL, JAMES J. POSTL AND H. JOHN RILEY, JR.), FOR PROPOSAL 2, AGAINST PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

This card also constitutes voting instructions for any shares held for the shareholder in Cooper’s Dividend Reinvestment and Stock Purchase Plan and the Cooper Industries Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper’s Employee Stock Purchase Plan that are being held in a book-entry account at EquiServe Trust Company N.A., as described in the Notice of Meeting and Proxy Statement.

(Please date and sign on the reverse side)

COOPER INDUSTRIES, LTD.

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8631 EDISON, NJ 08818-8631

You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or electronically through the Internet. Voting by touch-tone telephone or through the Internet are cost-effective and convenient ways to vote your shares. Your telephone or Internet vote must be received by 12:00 midnight New York time on April 25, 2005.

Telephone and Internet proxy voting is permitted under the laws of the jurisdiction in which Cooper is incorporated. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

Your vote is important. Please vote immediately.

OR Mark, sign and date your proxy card and return it in the postage-paid envelope.
If you are voting by telephone or the Internet, please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark
votes as in
this example.

The Board of Directors recommends a vote FOR proposals 1 and 2.

			FOR	WITHHELD				FOR	AGAINST	ABSTAIN
1.	Election of Directors. 01. R.M. Devlin 02. L.A. Hill 03. J.J. Postl 04. H.J. Riley, Jr.	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	2.	Appoint Ernst & Young as independent auditors for the year ending 12/31/2005.	☐	☐	☐

☐

For all nominees except as written above

The Board of Directors recommends a vote AGAINST proposal 3.

		FOR	AGAINST	ABSTAIN
3.	Shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.	☐	☐	☐

I plan to attend the meeting. ☐

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: